                                     EXHIBIT 11

                                                    THREE MONTHS ENDED
                                                         MARCH 31,
                                                  1998              1997
                                               ----------        ----------
Net loss                                       (1,799,146)       (1,333,608)

Preferred stock dividends                         (10,732)               --
                                               ----------        ----------

Net loss applicable to common shares           (1,809,878)       (1,333,608)
                                               ==========        ==========

Weighted average common stock outstanding      22,339,773        19,151,200

Common equivalent shares representing
  shares issuable upon exercise of stock
  options                                       5,061,275         8,377,133

Add back of common equivalent shares
  due to antidilutive shares                   (5,061,275)       (8,377,133)
                                               ----------        ----------

Dilutive adjusted weighted average
  shares                                       22,339,773        19,151,200
                                               ==========        ==========

Basic net (loss) per share                          (0.08)            (0.07)

Diluted net (loss) per share                        (0.08)            (0.07)

The following securities were not included in the diluted earnings per share because to do so would have been antidilutive for the periods presented.

                                                FOR THE THREE MONTHS ENDED
                                                         MARCH 31,
                                                  1998              1997
                                               ----------        ----------
Options                                         2,440,723         6,147,364
Warrants                                               --           300,000
Convertible debt                                       --         1,929,769
Convertible preferred stock                     2,620,552                --
                                               ----------        ----------
                                                5,061,275         8,377,133
                                               ==========        ==========

Under the treasury stock method, the assumed net proceeds from the exercise of the weighted average number of common stock equivalents outstanding during the period are assumed to be used to repurchase common stock at its average market price during the period such repurchase of common stock reduces the dilutive effect of the common stock equivalents.